EXHIBIT 99.1

Cordia Corporation Appoints Chief Financial Officer

WINTER GARDEN, FL. – (Business Wire) – July 6, 2006 – Cordia Corporation (OTC BB: CORG), a global communications service provider, is pleased to announce that Gandolfo “Dolf” J. Verra has accepted the position of Chief Financial Officer of Cordia Corporation effective July 1, 2006.

Mr. Verra brings over thirty years of financial experience, including twenty years as a controller (1986-2006) and ten years as a Supervisor of Cost Accounting (1976-1986).  Mr. Verra gained accounting and telecommunications industry experience at eLEC Communications Corp. (f/k/a Sirco International Corp.) from 1997-2006. Prior to 1997, Mr. Verra served as controller for Sirco International Corp. His educational background includes a BBA in Accounting and a Masters of Science in Taxation from Pace University in Pleasantville, New York.

Joel Dupré, CEO of Cordia, commented, “With Cordia’s continued growth and expansion, including our worldwide roll out of VoIP, it became essential that we add a highly qualified CFO with a strong industry background to our management team. After an extensive search, we are confident we have found such an individual in Gandolfo Verra. Dolf not only has the background and experience we were looking for, but also a great deal of professional integrity. His skills and qualities will be of immediate benefit to our shareholders as our business continues to develop. I believe that he will fit in very well with our existing management team, and I am personally looking forward to working with him.”

Mr. Verra stated, “After eighteen years at eLEC Communications, I feel that accepting the CFO position at Cordia is the right move. I am very excited by the opportunity to join Cordia’s team. I believe that Cordia has tremendous potential to grow and succeed in the global telecommunications marketplace and I look forward to playing an instrumental role in moving our business plan forward and communicating our results to the investment community.”

About Cordia Corporation

Cordia Corporation, through its operating subsidiaries, Cordia Communications Corp. and CordiaIP Corp., offers business, residential, and wholesale customers local and long distance telecommunications services utilizing traditional wireline and Voice over Internet Protocol ("VoIP") technologies. In addition, Cordia develops and provides a suite of proprietary web-based billing software and outsourced services to local, long distance and VoIP telecommunications providers.

Safe Harbor

This release contains forward-looking statements that involve risks and uncertainties. Cordia's actual results may differ materially from the results discussed in the forward-looking statements. Factors that might cause such a difference include, among others, availability of management; availability, terms, and deployment of capital; Cordia's ability to successfully market its services to current and new customers, generate customer demand for its product and services in the geographical areas in which Cordia can operate, access new markets, all in a timely manner, at reasonable cost and on satisfactory terms and conditions, as well as regulatory, legislative and judicial developments that could cause actual results to vary in such forward-looking statements.

Contact:

Cordia Corporation

Kevin Griffo, 866-777-7777

kgriffo@cordiacorp.com

Or

Alliance Advisors, LLC

Alan Sheinwald, 914-244-0062

asheinwald@allianceadvisors.net